Exhibit 10.3

AMENDED AND RESTATED

RESTRICTIVE COVENANTS AGREEMENT

This Agreement is made with effect as of the 20th day of March, 2017.

BETWEEN:

Ceridian Holding LLC (formerly Ceridian Holding Corp.), Ceridian LLC (formerly

Ceridian Corporation), Ceridian Canada Ltd. and

Ceridian Dayforce Corporation (formerly Dayforce Corporation)

(collectively referred to as the “Ceridian Parties”)

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David Ossip

(“Ossip”)

WHEREAS pursuant to a share purchase agreement executed on April 2, 2012 and made among Ceridian Holding LLC (“Ceridian Holding”), Ceridian Canada Ltd. (“Ceridian Canada”), Ceridian Dayforce Corporation (the “Company”), Ossip and those other parties signatories to such agreement (the “Purchase Agreement”), Ossip divested himself of all of the shares he owned, directly or indirectly, in the capital stock of the Company (the “Purchased Shares”); and

WHEREAS pursuant to the Acquisition Transactions, Ossip received, directly or indirectly, the consideration payable pursuant to the Purchase Agreement and the Plan of Arrangement in exchange for all of the Purchased Shares;

WHEREAS following the completion of the Acquisition Transactions the Company became an indirect subsidiary of Ceridian Holding; and

WHEREAS Ossip is currently an employee of the Company and in connection with the Acquisition Transactions Ossip accepted an offer to continue his employment post-Closing with the Company (or another member of the Ceridian Group, as that term is defined in the Employment Agreement) on the terms and conditions set forth in an employment agreement executed on April 2, 2012 and made between Ossip and the Company (the “Employment Agreement”) and, accordingly, Ossip has been and continues to be in a position of trust and confidence and has and will continue to have access to and become familiar with the customers, prospects, services, products, software, methods, technology and procedures used by the Company and the Ceridian Group as a whole; and

WHEREAS as part of the consideration received by Ceridian Holding and Ceridian Canada in connection with the payment of the Purchase Price and the acquisition of the Purchased Shares, in order to assure Ceridian Holding and Ceridian Canada of the preservation of peaceful enjoyment of the benefits and advantages to be obtained from the acquisition of the Purchased Shares and control of the Company, and to safeguard the Ceridian Group’s proprietary information, trade secrets and business, Ossip has agreed to the restrictions as herein set forth;

WHEREAS Ossip is being granted options to purchase 2,500,000 common shares of Ceridian HCM Holding Inc. on March 20, 2017 and Ossip is being granted restricted stock units relating to 1,000,000 common shares of Ceridian HCM Holding Inc. on March 20, 2017 (collectively, the “Equity Awards”). Ossip has agreed to amend and restate the Non-Compete, Non-Solicit and Non-Hire Agreement executed on April 2, 2012 (the “Original Restrictive Covenants Agreement”) in consideration of the grant of the Equity Awards, in addition to the consideration previously received in connection with the payment of the Purchase price and the acquisition of the Purchased Shares.

NOW, THEREFORE, in consideration of the premises and in consideration of Ceridian Holding and Ceridian Canada having completed the Acquisition Transactions, and in consideration of the Company having offered Ossip employment, and in consideration of the grant of the Equity Awards and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the parties hereto, and as an inducement to Ceridian HCM Holding Inc. granting the Equity Awards to Ossip, Ossip covenants and agrees with the Ceridian Parties as follows:

1.	Definitions. All capitalized terms used in this Agreement (including the preamble) and not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

2.	Relation to Purchase Agreement. The parties agree that the Original Restrictive Covenants Agreement was integral to the Purchase Agreement to preserve the value and goodwill of the business of the Company, and was executed in connection with and as part of the Acquisition Transactions and that this Agreement continues to be integral to preserving the value and goodwill of the business of the Company. Ossip acknowledges that, in connection with the Acquisition Transactions, Ossip received independent consideration consisting of: (a) his proportionate share of the Purchase Price and other consideration set forth in the Purchase Agreement; and (b) employment by the Company (or another member of the Ceridian Group) in accordance with the Company’s written offer of continued employment, and that such consideration was contingent upon the delivery of, among other documents, a signed copy of the Original Restrictive Covenants Agreement.

3.	Relation to Equity Awards. The parties agree that this Agreement is integral to the decision of the Company to grant the Equity Awards to Ossip.

4.	Competition Restrictions. Ossip hereby covenants and agrees that he will not, directly or indirectly, on his own behalf or on behalf of any other party, (i) engage in any business primarily engaged in offering the following products or services: human resource management, payroll processing, workforce management, time and attendance, scheduling, time clocks, tax filing, benefits administration, recruitment outsourcing and employee assistance and health wellness services (the “Business”), as such Business is conducted by the Ceridian Group or any member of the Ceridian Group at the date Ossip ceases being employed by a member of the Ceridian Group (no matter when, how or why Ossip’s employment terminates and regardless of whether the termination is voluntary or involuntary) (the “Termination Date”) in Canada, the United States of America, the United Kingdom, Australia, Mauritius or any other country in which any member of the Ceridian Group conducts the Business at the Termination Date, (ii) hold an interest in an entity that so competes (other than being a passive investor owning an interest of no more than 5% in an offering corporation (as defined in the Securities Act (Ontario)), or (iii) act as consultant to, or employee or director of, or an investor, guarantor or shareholder, in any such entity, for a period of 24 months following the Termination Date; provided, however that the Company shall have the right (in its sole and absolute discretion) to extend this restriction period by a total of either 12 or 24 months (the “Extension Period”), resulting in an aggregate total possible restriction period of 48 months (the initial 24 month restriction period and the Extension Period are collectively referred to as the “Restriction Period”), provided that the Company will pay Ossip a lump sum amount equal to his prior year’s base salary, plus USD $800,000 for each year of the Extension Period. To the extent the Company elects to exercise its right to extend the noncompetition period, it shall do so by notifying Ossip within 90 days of the Termination Date.

5.	Workforce Protection. Ossip hereby covenants and agrees that he will not, directly or indirectly, on his own behalf or on behalf of any other party, solicit for employment, endeavour to employ or to retain as an independent contractor or agent, or hire or otherwise engage for employment or retain as an independent contractor or agent, or otherwise attempt to interfere with or damage any member of the Ceridian Group’s relationship with such person, any person who Ossip has a personal or business relationship with and who is an employee or independent contractor or agent of any member of the Ceridian Group as of the Termination Date (or who was an employee or independent contractor or agent of any such party at any time during the one year period prior thereto and with whom with whom Ossip has had an active business relationship during such one year period) for the period of time commencing on the date of this Agreement, through to and including the last day of his Restriction Period. Notwithstanding the foregoing, the placement of general advertisements that may be targeted towards a particular geographic or technical area but are not targeted specifically towards employees, independent contractors or agents of any member of the Ceridian Group shall be deemed not to be a solicitation for the purposes of this Section 5.

6.	Non-Solicitation. Ossip hereby covenants and agrees that during the Restriction Period he will not, directly or indirectly, on his own behalf or on behalf of any other party, (i) call on, solicit or attempt to solicit any Client or Prospective Client for the purposes of entering into a business relationship with such Client or Prospective Client or for the purposes of persuading such Client or Prospective Client to cease doing business with, refrain from doing business with or materially reduce the volume of business it does with the Business, or (ii) otherwise interfere with or damage the business relationships of any member of the Ceridian Group with their Clients or Prospective Clients. For purposes of this agreement, the word “Client” means any person or entity who is a customer, client, distributor, supplier, referral source or business partner of any member of the Ceridian Group at the Termination Date, and “Prospective Client” means any person or business entity other than a Client that Ossip contacted or solicited for or on behalf of any member of the Ceridian Group or for whom Ossip has been involved in a pitch, quote or other business proposal in the one year period immediately preceding the Termination Date.

7.	Mutual Non-Disparagement. Each party agrees that it will not, at any time, publicly (including without limitation any comments, statements or postings via any social media website or application, including but not limited to Facebook, Twitter, LinkedIn, Flickr, YouTube, Picase, Snapchat, Instagram or MySpace) make any statements or comments (including without limitation, directly to or likely to come to the attention of any media, or to any current or former employee, director or officer of any member of the Ceridian Group or to any Client or Prospective Client) about the other party, the Business or any member of the Ceridian Group or make any other statements or comments of a negative nature or which could reasonably be considered to have an adverse impact on (i) the business or reputation of any member of the Ceridian Group; or (ii) Ossip or his immediate family, as applicable. This non-disparagement clause will also apply in connection with any litigation, civil, criminal, regulatory, administrative or other proceeding or investigation of any kind involving any member of the Ceridian Group in which Ossip may become involved, whether as a witness or otherwise, provided, however that giving truthful statements in a judicial or administrative proceeding shall be deemed not to be disparaging.

8.	Remedies. Ossip acknowledges that Ossip’s breach of this Agreement would cause irreparable harm to Ceridian Group and that such harm may not be compensable entirely with monetary damages. If Ossip violates this Agreement, the Ceridian Parties or any of them may apply for and be entitled to injunctive relief or any other remedy allowed at law, in equity, or under this Agreement, specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and hereby waives all defences to the strict enforcement thereof by the Ceridian Parties. In connection with any suit by a Ceridian Party under this Agreement, the Ceridian Party shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees or other remuneration which Ossip has realized, as a result of the violation which is the subject of the suit. In addition to the foregoing, the Ceridian Parties shall be entitled to collect from Ossip any reasonable attorney’s fees and costs incurred in bringing any action against Ossip or otherwise to enforce the terms of this Agreement. Ossip acknowledges and agrees that nothing in this Agreement shall affect the rights of a Ceridian Party to bring an action in a court of law for any legal claim against any third party who aids Ossip in violating this Agreement or who benefits in any way from Ossip’s violation.

9.	Stipulated Reasonableness. In the circumstances in which this Agreement was entered into, including without limitation, the payment of the Purchase Price and additional consideration and covenants agreed to by Ceridian Holding and Ceridian Canada in the Purchase Agreement, as well as the nature of Ossip’s position within the Company (prior to and post Closing), and the grant of Equity Awards, Ossip expressly acknowledges and agrees that that both the length of time and geographic scope of the restrictions contained in this Agreement are reasonable in the circumstances. Ossip further acknowledges and agrees that the covenants contained in this Agreement by Ossip are essential to the Ceridian Group, and that without the covenants set forth in this Agreement, Ceridian Holding and Ceridian Canada would not have entered into the Purchase Agreement or consummated the transaction therein contemplated, nor would the Company have extended an offer of employment to or continued the employment of Ossip, nor would Ceridian HCM Holding Inc. grant the Equity Awards to Ossip.

10.	Judicial Modification. In the event that a Court of competent jurisdiction would otherwise adjudge, declare or decree all or any portion of the covenants set forth in this Agreement void or unenforceable in the circumstances, the portions thereof which would otherwise be held void or unenforceable shall, automatically and without further act on the part of the parties hereto but only as regards those matters or those of the parties hereto before the Court, be reduced in scope, territory or duration of time to such an extent that such Court would hold the same to be enforceable in the circumstances before the Court.

11.	Confidentiality. Ossip acknowledges Ceridian Group’s representation that it has taken reasonable measures to preserve the secrecy of its Confidential Information. Ossip agrees and acknowledges that the Confidential Information is the exclusive property of the Ceridian Group to be used exclusively by Ossip to perform Ossip’s duties as an employee of Ceridian and fulfil his obligations to the Ceridian Group and not for any other reason or purpose. Therefore, Ossip agrees to hold all such Confidential Information in trust for the Ceridian Group and Ossip further confirms and acknowledges his fiduciary duty to use his best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. Ossip agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and Ossip hereby agrees to give notice immediately to the Ceridian Group of any unauthorized use or disclosure of Confidential Information of which he becomes aware. Ossip further agrees to assist the Ceridian Group, at their expense, in remedying any such unauthorized use or disclosure of Confidential Information. For certainty, Ossip will not, during the term or after the termination or expiration of this Agreement or his employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by the Company, except that, during Ossip’s employment, Ossip shall be entitled to use and disclose Confidential Information (i) as reasonably required to perform Ossip’s duties as an employee of Ceridian, and (ii) in the reasonable conduct of the business and Ossip’s role within the business. If Ossip leaves the employ of the Company, Ossip will not, without the Company’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information. In the event that Ossip is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, Ossip will, prior to disclosing such Confidential Information, provide the Ceridian Group with prompt notice of such request(s) or requirement(s) so that the Ceridian Group may seek appropriate legal protection, at their own expense, or waive compliance with the provisions of this Agreement. Ossip will not oppose action by, and will cooperate with the Ceridian Group to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information. Further, Ossip agrees to comply with the terms and conditions of Ceridian’s Privacy Guidelines & Pledge of Confidentiality, the terms of which are attached hereto as Appendix A and are incorporated herein by reference and form a part of this Agreement. For the purposes of this Agreement “Confidential Information” means information disclosed or accessible to Ossip or acquired by Ossip as a result of his employment with the Ceridian Group and which is not in the public domain or otherwise required to be disclosed by applicable law and includes, but is not limited to, the following: information relating to any member of the Ceridian Group’s current, future or proposed products or services or the development of new or improved products or services; any member of the Ceridian Group’s marketing strategies, sales or business plans; information (including contact information) relating to any member of the Ceridian Group’s past, present or prospective employees, contractors, customers, Clients, Prospective Clients, vendors, or suppliers; technical data, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, budgets, financial statements or other records relating to any member of the Ceridian Group; information regarding any Innovation (as hereinafter defined); and any other information received by any member of the Ceridian Group from any third party pursuant to an obligation of confidentiality.

12.	Privacy. During the term of his employment under the Employment Agreement, Ossip acknowledges and agrees that the Ceridian Group will collect private information from him such as address, home phone, cell phone, dependants, emergency contacts, social insurance number, etc. in order to conduct its business operations.

13.	Corporate Opportunities. Any business opportunities related in any way to the Business which become known to Ossip during his employment with any member of the Ceridian Group shall be fully disclosed and made available to the Ceridian Group and shall not be appropriated by Ossip under any circumstance without the prior written consent of the Ceridian Group.

14.	Innovations. Ossip understands, acknowledges, and agrees that all Innovations related to or competitive with the Business which Ossip, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or in connection with Ossip’s employment with any member of the Ceridian Group shall belong solely to the Ceridian Group and all such Innovations which constitute works of authorship shall be “works made in the course of employment” pursuant to the Copyright Act (Canada), as amended. Ossip shall promptly disclose to the Ceridian Group in writing any and all Innovations, conceived, reduced to practice, created, derived, developed or made in the course of or otherwise in connection with Ossip’s employment with any member of the Ceridian Group, whether alone or with others, and whether during regular working hours or through the use of facilities and properties of the Ceridian Group or otherwise which may in any way relate to the Business. For purposes of this Agreement “Innovations” means any of the following, insofar as they relate to the Business: inventions, processes and improvements (whether or not protectable under patent laws); techniques, ideas, concepts and programs; works of authorship and information fixed in any tangible medium, including source code for software (whether or not protectable under copyright laws) and all moral rights therein; mask works or integrated circuit topography; trademarks, trade names, trade dress and trade secrets and know-how (whether or not protectable under trade secret laws); subject matter protectable under patent, copyright, mask work, trademark, trade secret or other similar laws; and any derivative works, improvements, renewals, extensions or continuations relating to any Innovation.

15.

Assignment of Innovations. Ossip hereby assigns and agrees to assign to any member of the Ceridian Group or such other party as the Ceridian Group may designate all of Ossip’s right, title, and interest (including but not limited to patent rights and copyrights)

in and to all Innovations and all related patents, patent applications, copyright and copyright applications, and does hereby waive all moral rights, if any, that Ossip may have therein in favour of the Ceridian Group or such other party as the Ceridian Group may designate and, at the Ceridian Group’s request and expense, Ossip agrees to provide whatever assistance the Ceridian Group (or such other party, as the case may be) may require to register, record, perfect, or otherwise secure the Ceridian Group’s (or such other party’s, as the case may be) rights in the Innovations. Ossip hereby irrevocably appoints and designates the Ceridian Group and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in Ossip’s behalf and instead of Ossip, to execute such documents and to take such actions as the Ceridian Group believes are necessary to effect the foregoing assignment. If Ossip is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to any Innovations, Ossip agrees to do so, at the Ceridian Group’s expense. The Ceridian Parties acknowledge and agree that Ossip is involved in outside business interests and that paragraph 14 and this paragraph 15 are not intended to apply to any intellectual property developed in connection with such outside business interests, provided that such intellectual property does not constitute Innovations which Ossip, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or in connection with Ossip’s employment with any member of the Ceridian Group and provided that such Innovations are not related to or competitive with the Business.

16.	Non-waiver. A party’s decision to refrain from enforcing a breach of any part of this Agreement will not prevent such party from enforcing the Agreement as to any other breach of this Agreement that it discovers and shall not operate as a waiver against any future enforcement of any part of this Agreement, any other agreement with Ossip or any other agreement with any other Vendor.

17.	No Conflict. Ossip represents that Ossip is not bound or restricted by a non-competition agreement, a confidentiality or non-disclosure agreement, or any other agreement with a former employer or other third party, which would conflict with this Agreement or Ossip’s employment with the Company (or another member of the Ceridian Group).

18.	General Provisions. This Agreement may be assigned by the Ceridian Parties to any member of the Ceridian Group or any successor thereto. This Agreement shall be governed by the laws of the Province of Ontario and all federal laws applicable therein. This Agreement incorporates the entire understanding between the parties as to its subject matter. This Agreement may not be canceled, modified or otherwise changed except by another written agreement signed by Ossip and the Ceridian Parties. Ossip represents that Ossip is of legal age, under no legal disability, has full legal authority to enter into this Agreement and has had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this Agreement, the sufficiency of the independent consideration provided Ossip hereunder, and the reasonableness of the restrictions set forth herein.

The foregoing Amended and Restated Restrictive Covenants Agreement is hereby executed as of the date first above written.

[Remainder of Page Intentionally Blank]

CERIDIAN HOLDING LLC

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Secretary

CERIDIAN LLC

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Secretary

CERIDIAN CANADA LTD.

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Associate General
Counsel and Secretary

CERIDIAN DAYFORCE CORPORATION

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Associate General
Counsel and Secretary

/s/ David Ossip
Witness:	DAVID OSSIP

[Signature Page to Amended and Restated Restrictive Covenants Agreement]

APPENDIX A

Privacy Guidelines & Pledge of Confidentiality

As an employee of Ceridian LLC and / or one of its affiliates (collectively “Ceridian”), you will be in a position of trust and confidence, and will have access to and become familiar with Confidential Information (as that term is defined in the Employment Agreement to which this Appendix is attached) used by or in possession of Ceridian. The unauthorized disclosure to or unauthorized use by third parties of any Confidential Information, or your unauthorized use of such information, could seriously harm Ceridian’s business and cause monetary loss that would be difficult, if not impossible, to measure.

Ceridian is sensitive to the necessity of maintaining the confidentiality of Confidential Information. Ceridian recognizes both the inherent right to privacy of every individual and its obligation to preserve the confidentiality of Confidential Information kept in its files. Ceridian is also aware of the concerns about individual privacy and perceived possible abuses of Confidential Information kept in automated data banks and other forms. Ceridian has, therefore, established privacy guidelines to ensure the protection, to the best of Ceridian’s ability, of all Confidential Information in its possession, in whatever form it is kept, whether it is an automated data bank, manual (or paper) file, microfiche or any other form. Accordingly, all Confidential Information in the possession of Ceridian, whether from clients or from Ceridian’s own employees or contractors, must be handled and protected in accordance with the following principles:

1.	The independent consideration which you shall be entitled to receive in consideration of agreeing to the terms of this document shall consist of employment by Ceridian in accordance with Ceridian’s written offer of employment. You acknowledge that the foregoing independent consideration consists of real, bargained-for benefits to which you would have no entitlement but for your agreement to be bound by the terms set forth in this document. You further acknowledge that you were not entitled to receive the foregoing independent consideration prior to agreeing to the terms of this document. The terms of this document shall and do form an integral part of the terms of your employment with Ceridian, and shall be considered incorporated into the terms of your offer of employment and / or employment agreement with Ceridian.

2.	You acknowledge Ceridian’s representation that it has taken and intends to take reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring you to agree to the terms of this document, as a condition of and part of the terms of your employment with Ceridian. You will hold all Confidential Information in the strictest confidence, and will not directly or indirectly copy, reproduce, disclose or divulge, or permit access to or use of, or obtain any benefit from, the Confidential Information or directly or indirectly use the Confidential Information other than as (a) as reasonably required to perform your duties as an employee of Ceridian, or (b) in the reasonable conduct of the business and your role within the business. For greater certainty, you shall not use the Confidential Information directly or indirectly in any business other than the business of Ceridian, without the prior written consent of Ceridian.

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3.	Confidential Information is the exclusive property of Ceridian or its Clients (as the case may be), and you will not divulge any Confidential Information to any person except to Ceridian’s qualified employees or advisers or other third parties with whom Ceridian has confidential business relations, and you will not, at any time, use Confidential Information for any purpose whatsoever, except as required to perform your duties as an employee of Ceridian or in the reasonable conduct of the business or your role within the business. Without limiting the generality of the foregoing, you acknowledge and agree that Confidential Information received from a Client is to be used only for the purposes intended by the Client when entering into an agreement with Ceridian, and will not be used for any other purpose. Confidential Information will only be kept for the limited period of time necessary for Ceridian to fulfil its obligations. Regardless of the reason for termination of your employment (and whether or not you or Ceridian terminate the employment relationship): (a) you will not after the term of your employment, disclose Confidential Information which you may learn or acquire during your employment to any other person or entity or use any Confidential Information for your own benefit or for the benefit of another; and (b) you will immediately deliver to Ceridian all property and Confidential Information in your possession or control which belong to Ceridian.

4.	You acknowledge that your breach of the terms of this document may cause irreparable harm to Ceridian and that such harm may not be compensable entirely with monetary damages. If you violate the terms of this document, Ceridian may seek injunctive relief or any other remedy allowed at law, in equity, or under the terms of this agreement. In connection with any suit by Ceridian hereunder, Ceridian shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees or other remuneration which you have realized, as a result of the violation of the terms of this agreement which is the subject of the suit. In addition to the foregoing, Ceridian shall be entitled to collect from you any reasonable attorney’s fees and costs incurred by Ceridian in bringing any successful action against you or in otherwise successfully enforcing the terms hereof against you. You acknowledge and agree that nothing herein shall affect Ceridian’s rights to bring an action in a court of law for any legal claim against any third party who aids you in violating the terms of this agreement or who benefits in any way from your violation hereof.

5.	You understand and agree that the terms of this document shall apply no matter when, how or why your employment terminates and regardless whether the termination is voluntary or involuntary, and that the terms shall survive the termination of your employment.

6.	If any one or more of the terms of this document are deemed to be invalid or unenforceable by a court of law, the validity, enforceability and legality of the remaining provisions will not, in any way, be affected by or impaired thereby; and, notwithstanding the foregoing, all provisions hereof shall be enforced to the extent that is reasonable.

7.	Ceridian’s decision to refrain from enforcing a breach of any term of this document will not prevent Ceridian from enforcing the terms hereof as to any other breach that Ceridian discovers and shall not operate as a waiver against any future enforcement of any part of this document, any other agreement with you or any other agreement with any other employee of Ceridian.

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8.	You hereby represent and agree with Ceridian that: (a) you are not bound or restricted by a non-competition agreement, a confidentiality or non-disclosure agreement, or any other agreement with a former employer or other third party, which would conflict with the terms of this offer; and (b) you will not use any trade secrets or other intellectual property belonging to any third party while performing services for Ceridian; and (c) you are of legal age, under no legal disability, have full legal authority to enter into this agreement and have had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this document, the sufficiency of the independent consideration provided to you, and the reasonableness of the restrictions set forth herein.

Ceridian employs a Privacy Officer who is charged with ensuring that Ceridian complies with all privacy-related obligations imposed by statute or contract. Any questions regarding the collection, use, access, disclosure, retention or destruction of Confidential Information should be directed to the Privacy Officer.

Adherence to the guidelines set out above is a requirement for continued employment with Ceridian. Material breaches of these guidelines may result in discipline up to and including dismissal, or in the case of contractors, cancellation of your contract with Ceridian.